Exhibit 10.16
EMPLOYMENT AND NON-COMPETITION AGREEMENT
This Employment and Non-Competition Agreement (this “Agreement”) is made this 12th day of March, 2007 but effective as of January 1, 2007 by and between National Interstate Corporation (“NIC”) and David W. Michelson (“Michelson”).
In consideration of the mutual covenants set forth in this Agreement, NIC and Michelson agree as follows:
1. Employment; Term. During the period specified in this Section 1, NIC will employ Michelson, and Michelson will be employed by NIC, on the terms and subject to the conditions set forth in this Agreement. The term of Michelson’s employment under this Agreement (the “Term”) will begin as of January 1, 2007 (the “Effective Date”), and, subject to prior termination as provided in Section 15, will continue through the close of business on January 2, 2009 (that date being the end of the “Scheduled Term”).
2. Duties and Responsibilities.
(a) During the Term, Michelson will serve as President and Chief Operating Officer of NIC (or in such more senior position as the Board of Directors of NIC may determine), and he will perform such duties and have such responsibilities as may be assigned to him from time to time by NIC’s Chief Executive Officer and Board of Directors that are consistent with his position as President and Chief Operating Officer (or such more senior position, if any, as the Board of Directors of NIC may determine). In addition, during the Term, Michelson will also serve certain subsidiaries of NIC in such executive capacities as may be mutually agreed upon from time to time by Michelson and the respective Boards of Directors of those NIC subsidiaries, consistent with NIC’s past practice with respect to the President serving in such capacities.
(b) At all times during the Term, Michelson will devote his entire business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of NIC.
3. Compensation. All compensation payable to Michelson under this Agreement will be subject to such withholding as may be required by applicable law.
(a) Base Salary. NIC will pay base salary to Michelson during the Term, in accordance with NIC’s normal payroll practices, (i) at the rate of $300,000 per year from the Effective Date through the day immediately preceding the first to occur of (x) the date, if any, on which Michelson is promoted to the position of Chief Executive Officer of NIC and (y) January 1, 2008 (that first to occur date being the “Raise Implementation Date”), and (ii) from and after the Raise Implementation Date, at the rate of $375,000 per year. The rate of Michelson’s base salary will be subject to review and potential increase, but not decrease, (a) in connection with annual salary reviews to be conducted in accordance with NIC’s customary practice or (b) at such other time or times as the Board of Directors of NIC may deem it appropriate to increase Michelson’s base salary.
(b) Annual Bonus. Michelson will be eligible for a bonus each year, subject to and in accordance with the rules of NIC’s Management Bonus Plan, with a target bonus for each year equal to 100% of his base salary for the year.
(c) Stock Grants. Contemporaneously with the execution of this Agreement, NIC is granting to Michelson (i) pursuant and subject to a separate Stock Bonus Agreement, an award of a specified number of Common Shares of NIC without any restrictions plus cash in an amount intended to be sufficient to satisfy the withholding obligation with respect to the entire award, and (ii) pursuant to a separate Restricted Shares Agreement, an award of a specified number of Common Shares of NIC as Restricted Shares with provision for surrendering a portion of such shares to satisfy the future tax withholding obligations with respect to Restricted Shares as to which all restrictions lapse from time to time. Michelson’s rights and obligations with respect to the Common Shares so granted shall be as set forth in the Stock Bonus Agreement and in the Restricted Shares Agreement, respectively.
4. Health, Life, and Disability Coverage.
(a) NIC will continue to provide to Michelson, throughout the Term, coverage under NIC’s health insurance benefits plans, including the Flexible Spending Account program, subject to normal deductibles, premiums, and co-payments in effect from time to time.
(b) NIC will continue to provide to Michelson, throughout the Term, the maximum levels of coverage available under NIC’s Basic Life Insurance/Accidental Death and Dismemberment Plan.
(c) NIC will continue to provide to Michelson, throughout the Term, short term and long term (group and supplemental) disability coverage on substantially the same basis as was provided to him by NIC during 2006.
5. Savings and Profit Sharing Plan. Michelson will continue to be eligible throughout the Term to participate in NIC’s Savings and Profit Sharing Plan with payroll deductions and ultimate distributions to be made in accordance with the provisions of that plan. Michelson will be eligible for NIC 401(k) profit sharing contributions on the same basis as other senior executive officers throughout the Term.
6. Office, Auto, and Perquisites. Throughout the Term, Michelson will be entitled to the continued use of an office and secretarial services appropriate to his position, to the continued use of an automobile (under NIC’s Company Auto Program for Senior Officers), and to all standard officer perquisites that are provided to other senior officers of NIC.
7. PTO. Michelson will be entitled to paid time off during each calendar year in accordance with NIC’s Paid Time Off Policy as applicable to senior executives of NIC and as in effect from time to time.
8. Reimbursement for Expenses. Subject to such limitations as may be reasonably imposed by NIC from time to time, NIC will reimburse Michelson for reasonable, ordinary, and necessary business expenses incurred by him in furtherance of NIC’s business, provided Michelson accounts to NIC therefore in a manner sufficient to substantiate deductions with respect to those expenses by NIC for federal income tax purposes.
9. Confidential Information. Notwithstanding any other provision of this Agreement, both during and after Michelson’s employment with NIC, Michelson will maintain the confidentiality of Confidential Information and will refrain from using such Confidential Information (except in connection with Michelson’s job responsibilities) and disclosing it to anyone other than NIC, its employees, and other entities that have a business relationship with NIC and a need for such Confidential Information. For purposes of this Agreement, “Confidential Information” is information of NIC that Michelson would not have acquired but for his employment by NIC and that NIC endeavors to keep confidential, including without limitation, and regardless of whether such information is in a tangible medium of expression, accounting information, agency information, broker-marketing information, claims information, customer service information, employee information, financial information, information systems information, underwriting information, and any information provided by a third party to NIC in confidence. At the termination of this Agreement or otherwise upon NIC’s demand, Michelson will provide to NIC all records containing Confidential Information as well as any copies of it, including handwritten notes made or derived from Confidential Information or records, all of which are the property of NIC.
10. Activity Restraints. Michelson agrees that he will not, while employed by NIC or at any time within 12 months after termination of his employment with NIC, whether as an individual for his own account, or as an employee, officer, director, significant shareholder, partner, member, agent, independent contractor, or consultant of any person, firm, corporation, or other entity engage in the following activities:
(a) Enter into or engage in any business that competes, directly or indirectly, with the NIC;
(b) Have any contact, including discussions, negotiations, agreements, or understandings, with any insured, potential insured, agent, broker, or other entity of NIC with which NIC had discussions, negotiations, agreements or understandings with at any time during Michelson’s employment relating in any manner to competing insurance products that are identical to, substantially the same as, or an adequate substitute for any insurance products of NIC and that are, or could reasonably be anticipated to be, marketed or distributed in such a manner and in such a geographic area as to actually compete with such insurance products of NIC.
Nothing in this Section 10 is intended to preclude Michelson from seeking employment in any capacity (including with any insurance company) that is not in conflict or competition (directly or indirectly) with the then-current or contemplated business activities of NIC at the time of his termination. For example, provided he does not violate the provisions of Sections 10 and 11 of this Agreement, Michelson may be employed by a national insurance company that does not compete with NIC at the time of his termination.
11. Soliciting NIC Employees. Michelson will not, either while employed by NIC or at any time within 24 months after termination of his employment with NIC, directly or indirectly, hire or solicit for hire any of NIC’s employees to work for Michelson or any person or entity with which Michelson is associated other than NIC and its affiliates.
12. Remedies. Michelson acknowledges that:
(a) The promises in Sections 10 and 11 of this Agreement are reasonably necessary to protect the goodwill, trade secrets, and other business interests of NIC and will not cause Michelson undue hardship.
(b) Any breach of these promises will cause NIC immediate irreparable harm for which injunctive relief, including an ex parte temporary restraining order, may be necessary. Injunctive relief will not preclude NIC from receiving any other relief to which it might be entitled.
(c) The promises in Sections 10 and 11 of this Agreement are of the essence of this Agreement. They must be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Michelson against NIC, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by NIC of these promises.
13. Tolling. If any provisions of this Agreement are violated, then the time limitations set forth in this Agreement shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board, or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

14. Construction of Agreement. Michelson’s promises in Sections 10 through 13 of this Agreement are separate and independent. If any of these promises is declared invalid or unenforceable by any court, Michelson’s remaining promises and obligations shall remain in full force and effect. If any of the provisions contained in Sections 10 through 13 of this Agreement are held to be unenforceable due to the duration or other aspect of the scope of those provisions, the parties agree that a court has the power to and should reduce the duration or scope of that provision and enforce the provision in its reduced form. Sections 10 through 13 shall survive termination of this Agreement.
15. Termination.
(a) At Expiration of Term. If not earlier terminated, the parties anticipate that Michelson’s employment with NIC will continue beyond the Scheduled Term pursuant to the terms of this Agreement. After January 2, 2009, the terms of this Agreement shall remain in effect unless either party gives 90 days written notice to the other party of a contrary intention.
(b) Death or Disability. Michelson’s employment under this Agreement will terminate immediately upon Michelson’s death. NIC may terminate Michelson’s employment hereunder immediately upon giving notice of termination if Michelson is disabled, by reason of physical or mental impairment, to such an extent that he has been unable to substantially perform his duties under this Agreement for an aggregate of 90 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months.
(c) For Cause. NIC may terminate Michelson’s employment under this Agreement for “Cause” if:
(i) Michelson is convicted of a felony (other than felonious operation of a motor vehicle);
(ii) Michelson commits an act or series of acts of dishonesty or wrongful misconduct in the course of his employment that are materially injurious to NIC or materially inimical to the best interests of NIC and, if the act or acts are capable of being cured, Michelson fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Michelson;
(iii) Michelson continues to violate his obligations under either or both of Sections 10 and 11 of this Agreement after the Board of Directors has advised him in writing to cease those activities;
(iv) Other than for disability, Michelson abandons or consistently fails to attempt to perform his duties and responsibilities under this Agreement at any time during the Term, in either event for 10 consecutive business days after written notice from the Board of Directors.
(d) Good Reason. Michelson may terminate his employment under this Agreement for “Good Reason” if:
(i) NIC reduces his base salary below the rate specified in Section 3(a) or below any higher rate at which base salary is paid to him from time to time under this Agreement;
(ii) NIC fails to continue in effect a management bonus plan that provides Michelson with a target bonus opportunity equal to at least 100% of his base salary for each year;
(iii) NIC reduces, in any significant manner, Michelson’s duties, responsibilities, or position with respect to NIC from his duties, responsibilities, or position as President and Chief Operating Officer of NIC (or from his duties, responsibilities, or position in connection with such more senior position as the Board of Directors of NIC may determine) and fails to reverse that reduction within 30 days of notice by Michelson to NIC of his objection to the reduction; or

(iv) NIC shifts Michelson’s principal place of employment with NIC to a location that is more than 25 miles (by straight line measurement) from the site of NIC’s headquarters in Richfield, Ohio.
For the avoidance of doubt, the failure of the Board of Directors of NIC to promote Michelson to the position of Chief Executive Officer and/or the hiring by the Board of Directors of NIC of another individual as Chief Executive Officer will not constitute Good Reason under this Agreement.
16. Payments Upon Termination.
(a) Upon Termination Without Cause or for Good Reason. If Michelson’s employment under this Agreement is terminated by NIC without Cause or by Michelson for Good Reason, NIC will pay and provide to Michelson compensation and benefits as follows:
(i) Base Salary. NIC will continue to pay base salary to Michelson, at the rate in effect immediately before the date on which his employment is terminated (the “Termination Date”), through the last to occur of (A) the end of the Scheduled Term (i.e., January 2, 2009), and (b) the first anniversary of the Termination Date.
(ii) Prior Year Bonuses. For purposes of determining Michelson’s right to bonuses with respect to any year that ends on or before the Termination Date (a “Prior Year”), Michelson will be deemed to be in the active employ of NIC indefinitely after the Termination Date. Accordingly, any bonus payments attributable to a Prior Year that would otherwise be paid to Michelson after the Termination Date (with the original requirement that he be in the active employ of NIC at the scheduled time of the bonus payment) will be paid to Michelson or to his estate as if he remained in the employ of NIC through the date of each scheduled bonus payment.
(iii) Pro Rata Partial Year Bonus. If the Termination Date is not the last day of a calendar year and NIC determines, in accordance with the terms of the Management Bonus Plan, to pay bonuses to senior management members with respect to the calendar year in which the termination occurs, then NIC will pay to Michelson, as a pro rata bonus for the year in which the termination occurs, an amount equal to (x) the percentage payout of the bonus pool for such year as confirmed by NIC’s Compensation Committee multiplied by (y) his target bonus for the entire calendar year multiplied by a fraction, the numerator of which is the number of months during which he was employed by NIC during the year (rounded up to the next highest number of months) and the denominator of which is 12. By way of example, if Michelson is terminated without cause on any date in November, 2008, and NIC meets applicable underwriting profit and growth targets under the Management Bonus Plan for the Compensation Committee to approve a 50% payout of the bonus pool for 2008, then Michelson would be entitled to a pro rata bonus equal to 50% of his 100% target bonus multiplied by 11/12ths. If NIC does not pay bonuses under the Management Bonus Plan to senior management members for the calendar year in which the termination occurs, NIC will not pay any pro rata bonus to Michelson for that calendar year. Any pro rata bonus that is payable to Michelson under this section will be paid at the same time or times and in the same relative proportions as bonuses for that year are paid to continuing senior management members and Michelson will be deemed, for these purposes, to be in the active employ of NIC indefinitely after the Termination Date.
(iv) Benefits. NIC will continue to provide to Michelson through the end of the Scheduled Term (i.e., through January 2, 2009) all benefits under this Agreement to which he would be entitled if he had remained in the employ of NIC through the end of the Scheduled Term.

(v) Full Vesting of Outstanding Stock Options. All unvested options for the purchase of Common Shares of NIC that Michelson holds as of the Termination Date will become fully vested and exercisable as of the Termination Date and Michelson will have a period of 90 days following the Termination Date within which to exercise any and all of those options that then remain unexercised. NIC will take such steps with respect to Michelson’s outstanding stock options as are necessary to cause the acceleration of vesting contemplated by this Section 16(a)(v).
For the avoidance of doubt, if NIC gives 90 days written notice to Michelson of its intention that the Agreement no longer remain in effect (as contemplated by the last sentence of Section 15(a)), the date on which the Agreement expires pursuant to that notice will be the Termination Date for purposes of this Section 16(a) and NIC will be deemed to have terminated Michelson’s employment without Cause as of the Termination Date.
(b) Upon Death or Disability. If (i) Michelson’s employment is terminated upon his death or disability as provided in Section 15(b) and (ii), at the time of termination, Michelson is not in breach of his obligations under either of Sections 9 or 10 above, then NIC will pay and provide to Michelson (or to his successor in interest) the same compensation and benefits to which he would have been entitled if the termination had been by NIC without Cause, all as provided in Section 16(a) above.
(c) Upon Any Other Termination. Upon any termination of Michelson’s employment other than a termination (i) by NIC without Cause, (ii) by Michelson for Good Reason, or (iii) upon Michelson’s death or disability, NIC will pay to Michelson all unpaid cash compensation accrued through the effective date of termination but will not be obligated to make any further payment or to provide any further benefit to Michelson under this Agreement.
17. Arbitration.
(a) Procedures. Except as otherwise provided in Section 17(d) with respect to injunctive relief, any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach of any provision of this Agreement, or relating to Michelson’s employment, will be submitted to binding arbitration in Cleveland, Ohio in accordance with the Arbitration Rules of the American Arbitration Association. The arbitration will be conducted by a single arbitrator selected from the list of arbitrators maintained by the American Arbitration Association under its Employment Program or any successor program as follows: (i) the American Arbitration Association (at the request of either or both parties) will provide a list of the names of seven disinterested potential arbitrators, (ii) NIC will delete one name from the list, (iii) Michelson will delete one name from the shortened list, (iv) the procedure in (ii) and (iii) will be repeated alternately until only the name of one potential arbitrator remains on the list and that potential arbitrator will be the arbitrator. If either NIC or Michelson fails to cooperate reasonably in the selection of a single arbitrator, the other of them may request that the American Arbitration Association name as the arbitrator any one of the potential arbitrators (as selected by the party making the request) still remaining on the original list of seven at the time of the failure to cooperate. The decision by the arbitrator will be final and binding on the parties to this Agreement. Judgment upon the decision rendered by the arbitrator may be entered in any court having appropriate jurisdiction.
(b) Fees and Expenses. The expenses of the arbitration and any related proceedings of the type referred to in Section 17(d) (other than the legal fees and expenses incurred by Michelson in connection with the arbitration and related proceedings) will be paid by NIC. The reasonable legal fees and expenses incurred by Michelson in connection with the arbitration and related proceedings will also be paid by NIC unless the arbitrator rules that Michelson had no reasonable grounds for the position propounded by him in the arbitration (which determination need not be made simply because Michelson fails to succeed in the arbitration and related proceedings).
(c) Interest. If the arbitrator determines that NIC has failed to timely pay any amount or provide any benefit to Michelson, Michelson will be entitled to receive, in addition to the payment or benefit itself, interest on the unpaid amount or on the value of the benefit not provided, at a rate to be determined by the arbitrator, from the date on which the payment or benefit should have been made or provided to the date on which the payment or benefit is made or provided.
(d) Injunctive Relief. Any party to a dispute, claim, or controversy described in Section 17(a) will be entitled to apply to any court of competent jurisdiction for injunctive relief at any time before the arbitrator has been appointed and has affirmatively accepted the obligation to determine the extent to which injunctive relief should be continued or granted. Any injunctive relief granted by a court of competent jurisdiction will be subject to modification or termination by the arbitrator once the arbitrator has affirmatively accepted that obligation.
18. Notices. Any notice, request or instruction to be given hereunder by either party to the other will be in writing and will be deemed to have been given (a) when it is delivered in person to Michelson or to the individual to whose attention notices to NIC are to be given, as the case may be, or (b) the first business day after it is sent by nationally recognized overnight courier, addressed as provided below, or to such other addresses as may be designated by written notice to the other party:

If to NIC:	National Interstate Corporation
3250 Interstate Drive
Richfield, OH 44286
Attention: General Counsel

If to Michelson:	David W. Michelson
78 Cohasset Drive
Hudson, Ohio 44236

With a copy to:	Gregory M. Nolfi
Hahn Loeser & Parks LLP
3300 BP Tower
Cleveland, Ohio 44114
19. Assignment and Binding Effect. The obligations of the parties hereunder may not be assigned or transferred, except upon the written consent of the other party hereto; except that NIC may assign the benefit of this Agreement to any of its affiliates. This Agreement will be binding upon and inure to the benefit of Michelson and NIC and their permitted assigns.
20. Entire Agreement. This Agreement supersedes all prior agreements between the parties relating to the subject matter discussed herein, specifically including the Confidentiality and Non-Competition Agreement dated January 5, 1995, and constitutes the entire Agreement between the parties as respects the rights and duties of the parties to this Agreement with respect to that subject matter. There are no other promises or obligations relating to those rights and duties except as contained in this Agreement. Nothing in this Agreement is intended to or will limit Michelson’s rights under either the Stock Bonus Agreement or the Restricted Share Agreement referred to in Section 3(c) above or under the Employee Retention Agreement entered into between Michelson, NIC and National Interstate Insurance Agency, Inc. originally effective January 1, 1997 as amended effective February 8, 2006.

21. Governing Law, Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 17, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in the State of Ohio, for purposes of construing and enforcing this Agreement.
In witness whereof, the parties have executed this Agreement as of the date first written above.

NATIONAL INTERSTATE CORPORATION
By:	/s/ Alan R. Spachman
Alan R. Spachman, Chief Executive Officer

/s/ David W. Michelson
DAVID W. MICHELSON